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MEMORANDUM

                     NUVEEN TAX-FREE UNIT TRUST, SERIES 994
                               FILE NO. 333-48301


   The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on April 15, 1998, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trust constituting the Fund. All references to the Units, prices and related statistical data will apply to the trust of the Fund and the Units thereof individually.


   Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment. Also, differences between the Final Prospectus relating to the previous series of the Nuveen Tax-Exempt Unit Trust and the subject Prospectus have been indicated.

FORM S-6

FACING SHEET. The file number is now shown.

THE PROSPECTUS

   PART A-PAGE 2.--The "Estimated Long-Term Return" and "Estimated Current Return" to Unitholders under the Trust under each of the distribution plans are stated.

   PART A-PAGES 1-2.--Essential information for the Trust, including applicable footnotes, has been completed for this Series.

   PART A-PAGES 1-2.--The date of the Indenture has been inserted in Section 1 along with the size and number of Units of the Trust.

   PART A-PAGES 1-7 et seq.--The following information for the Trust appears on the pages relating to such trust:

       The estimated daily accrual of interest under the plans of distribution for the Trust

       Data regarding the composition of the portfolio of the Trust

       Disclosure  regarding  the  states'  economic  and  legislative   matters
       relevant to investors of state trusts

       Concentrations of issues by purpose in the Trust

       The  approximate percentage  of the bonds  in the portfolio  of the Trust
       acquired  in  distributions  where  the  Sponsor  was  either  the   sole
       underwriter or manager or member of the underwriting syndicate

       The percentage of "when issued" bonds in the portfolio of the Trust

       The schedule of investments for the Trust, including the notes thereto

       Descriptions of the opinions of the special tax counsel for state trusts

       The Record Dates and Distribution Dates for interest distributions for the Trust

       The Statement of Condition for the Trust and the Accountant's Report with regard thereto.

       The amount of the Trustee's Fee

CHAPMAN AND CUTLER

Chicago, Illinois


April 15, 1998